Exhbit F
                                 Troutman Sanders LLP
                                 600 Peachtree Street
                                  Atlanta, GA  30308
                                     404-885-3000


                                  November 22, 1995


          Securities and Exchange Commission
          Washington, D.C. 20549

               Re:  Application on Form U-1 (File No. 70-8665) of
                    Georgia Power Company

          Dear Sirs:

               We have read and are familiar with the Application on Form U-1 referred to above and are furnishing this opinion with respect to certain Georgia Power Company (the "Company") transactions in connection with the Company's purchase of an undivided ownership interest in a combustion turbine facility from Florida Power Corporation.

               We are of the opinion that the Company is validly organized and duly existing as a corporation under the laws of the State of Georgia and that, upon issuance of your order in this matter approving the proposed transactions, and in the event that such proposed transactions are consummated in accordance with such Application on Form U-1 and such order:

                    (a) all State laws applicable to the proposed transactions will have been complied with;

                    (b) the Company will legally acquire a percentage undivided ownership interest in the Florida Power
               Corporation combustion turbine; and

                    (c) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

               We hereby give our consent to the use of this opinion in connection with the above-mentioned Application on Form U-1.

                                        Very truly yours,

                                        Troutman Sanders LLP
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